Exhibit 99.2

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT MAKES LARGEST PURCHASE TO-DATE WITH $80 MILLION AUSTIN APARTMENT ACQUISITION
REIT Also Adds $12 Million Dallas-area Property to Portfolio

IRVINE, Calif., Aug. 12, 2013 - Steadfast Income REIT, Inc. announced today that it crossed the 10,000-unit milestone with its latest two apartment acquisitions acquired in separate transactions for an aggregate purchase price of approximately $92 million. Meritage at Steiner Ranch (currently known as Monterone at Steiner Ranch) in Austin and The Belmont in the Dallas/Fort Worth Metroplex are now among the REIT’s 43 apartment communities in 10 Midwestern and Southern states.
“The Steiner Ranch property presented us with an opportunity to acquire a premier asset in what we believe to be an exceptional growth market,” said Kyle Winning, chief investment officer of Steadfast Companies. “We see significant upside potential in upgrading the unit interiors and will immediately launch a $4 million capital enhancement project that will also address exterior deferred maintenance.”
Meritage at Steiner Ranch is a 502-unit apartment community located within the upscale Steiner Ranch master planned community in Austin. The 93% occupied property was purchased for $80 million and offers spacious one-, two-, three- and four-bedroom apartment homes, each with an attached one- or two-car garage, set amongst a sprawling 117-acre site.
Residents are able to take advantage of a full complement of amenities that include an on-site day spa, concierge service, tanning room, 24-hour gated entry, indoor and outdoor swimming pools, housekeeping services and valet dry cleaning and laundry service.

The upgraded features continue inside the apartments with units that offer marble vanities, floors and Jacuzzi tubs; 10-foot ceilings; stainless steel appliances; lake views; granite countertops and faux wood flooring.
This is Steadfast’s third Austin property. Austin is consistently rated near the top on various lists of best places to live, work or open a business, and has a diverse economy which is anchored by state and federal government, education and health services, professional services and information technology.
Steadfast also made its twelfth Texas acquisition with the purchase of The Belmont.
The Belmont is a 260-unit property located in the Dallas/Fort Worth suburb of Grand Prairie. The Belmont consists of three-story buildings with a mix of one- and two-bedroom apartments with average in-place rents of $700. Steadfast purchased the 98% occupied property for $12.1 million.
Many of the apartment homes feature kitchen pantries, washer/dryer connections, fireplaces, upgraded appliances, private outdoor storage and balconies and patios. The community offers several amenities including swimming pools, a tennis court, barbeque and picnic areas, a clubhouse, and a fitness center.
The Belmont is the fourth property Steadfast has purchased in the Dallas/Fort Worth Metroplex (DFW). DFW is considered one of the nation’s most dynamic markets, and is consistently a top market for job and population growth. In May 2012, Forbes ranked DFW near the top of its “Best Big Cities for Jobs” list, and the area continues to outperform the national economy on job growth and employment.
“We have increased our concentration in Texas this year,” said Winning. “However, when you consider that Texas has created more than 4 of every 10 new jobs in America since the recession ended, we believe the demand for housing will outpace new supply of the foreseeable future.”
With these latest acquisitions, the REIT has acquired over 10,000 apartment homes in Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas for approximately $912 million.

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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